Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement on Form F-4 of our report dated January 8, 2010 relating to the financial statements of IESI-BFC Ltd. appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.  Our report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the change in reporting currency from Canadian dollars to United States dollars and the retrospective adjustment of the consolidated financial statements to reflect the adoption of accounting principles generally accepted in the United States as the primary basis of reporting.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Ontario

January 19, 2010